Exhibit 10.14
EXECUTIVE EMPLOYMENT AGREEMENT
     THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of March 17, 2005 by and between Standard Parking Corporation, a Delaware corporation (the “Company”) and Gerard M. Klaisle (the “Executive”).
RECITALS
     A. The Company is in the business of operating private and public parking facilities for itself, its subsidiaries, affiliates and others, and as a consultant and/or manager for parking facilities operated by others throughout the United States and Canada (the Company and its subsidiaries and affiliates and other Company-controlled businesses engaged in parking garage management (in each case including their predecessor’s or successor’s) are referred to hereinafter as the “Parking Companies”).
     B. In the course of Executive’s employment hereunder, Executive will have access to highly confidential and proprietary information of the Parking Companies and their clients, including without limitation the information referred to in paragraph 6 below.
     C. The Company and Executive desire to commence Executive’s employment relationship with the Company on and subject to the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of: (i) the foregoing premises, (ii) the mutual covenants and agreements herein contained, and (iii) the salary continuation payment payable on termination, the Company and Executive hereby covenant and agree as follows:
     1. Employment Period. The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, for a period beginning on April 4, 2005 (the “Start Date”) and ending March 31, 2007 (said period of time being the “Initial Employment Period”). The Initial Employment Period shall automatically extend for additional terms of one (1) year each (each a “Renewal Period,” collectively the “Renewal Periods”) unless the Company or Executive shall have given notice in writing of its or his intention not to renew this Agreement not less than ninety (90) days prior to the expiration of the Initial Employment Period or any applicable Renewal Period (the Initial Employment Period, as extended by one or more Renewal Periods, being hereafter referred to as the “Employment Period”); provided, however, that the Employment Period shall automatically terminate, without the giving of any notice, at such time as the Executive achieves the age of sixty-five (65) years unless the parties shall mutually agree otherwise in writing. Notwithstanding any termination of this Agreement, all of the terms and provisions set forth in paragraph 6 of this Agreement shall remain in full force and effect.
     2. Position and Duties. During the Employment Period, the Executive shall serve as Senior Vice President — Human Resources of the Company, with the duties, authority and responsibilities as are commensurate with such position and as are customarily associated with such position. In such capacity, the Executive shall report to the Company’s Executive Vice President and Chief Administrative Officer. Executive shall hold such other positions in the Company or any of the other Parking Companies as may be assigned to him from time to time by an authorized Company official. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote full attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, use the Executive’s reasonable best efforts to carry out such responsibilities faithfully and efficiently. The Executive shall not, during the term of this Agreement, engage in any other business activities that will interfere with the Executive’s employment pursuant to this Agreement. Executive shall discharge his duties and responsibilities under this Agreement in accordance with the Company’s Code of Conduct presently in effect or as amended and modified from time to time hereafter as it applies to peer executives.
     3. Compensation.
          (a) Base Salary. Commencing as of the Start Date, the Executive shall receive base salary at the annual rate of $225,000 (the “Annual Base Salary”). The Annual Base Salary shall be payable in accordance with the Company’s normal payroll practice for executives as in effect from time to time, and shall be subject to review annually in accordance with the Company’s review policies and practices for executives as in effect at the time of any such review.
          (b) Bonus. For each calendar year ending during the Employment Period commencing in 2006, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) based upon terms and conditions of an annual bonus program established for peer executives of the Company (the “Annual Bonus Program”). It currently is expected that the Annual Bonus will be paid in the month of April following the calendar year in which the Annual Bonus is earned. The Executive’s target Annual Bonus (the “Target Annual Bonus”) throughout the Employment Period will be determined in accordance with the terms of the Annual Bonus Program. Notwithstanding anything to the contrary herein, the Executive shall be guaranteed an annual bonus of $30,000 for the period from the Start Date through December 31, 2005, payable at the same time as payments to the Company’s other executives are made pursuant to the Company’s Annual Bonus Program for 2005.
          (c) Equity Plan. In the event the Company adopts an equity plan or program (the “Equity Plan”) for its key executives during the term of this Agreement, the Executive shall be entitled to participate in the Equity Plan on a similar basis (if any) as similarly situated Senior Vice Presidents of the Company from and after the effective date thereof in accordance with the terms and conditions of the Equity Plan.
          (d) Other Benefits. In addition to the foregoing, during the Employment Period: (i) the Executive shall be entitled to participate in savings, retirement, and fringe benefit plans, practices, policies and programs of the Company as in effect from time to time, including, but not limited to the Company’s 401(k) plan, on the same terms and conditions as those applicable to peer executives; (ii) the Executive shall be entitled to four (4) weeks of annual vacation, to be taken in accordance with the Company’s vacation policy as in effect from time to time; and (iii) the Executive and the Executive’s family shall be eligible for participation in, and shall receive all benefits under, all group medical, disability and other welfare benefit plans, practices, policies and programs provided by the Company, as in effect from time to time, on the same terms and conditions as those applicable to peer executives.
          (e) Business Expenses. Executive shall be reimbursed by the Company for those business expenses authorized by the Company and those for which are necessarily and reasonably incurred on behalf of the Company and which may be properly be deducted by the Company as business expenses for federal tax purposes.
     4. Termination of Employment.
          (a) Death or Disability. In the event of the Executive’s death during the Employment Period, the Executive’s employment with the Company shall terminate automatically. The Company, in its discretion, shall have the right to terminate the Executive’s employment because of the Executive’s Disability during the Employment Period. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days, or for periods aggregating 180 business days in any period of twelve months, as a result of incapacity due to mental or physical illness or injury which is determined to be total and permanent by a physician selected by the Company or its insurers. A termination of the Executive’s employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), unless the Executive returns to full-time performance of the Executive’s duties before the Disability Effective Date.
          (b) By the Company. In addition to termination for Disability, the Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause. “Cause” means:
               (i) the continued and willful or deliberate failure of the Executive to substantially perform the Executive’s duties, or to comply with the Executive’s obligations, under this Agreement (other than as a result of physical or mental illness or injury); or
               (ii) illegal acts or misconduct by the Executive, in either case that is willful and results in material damage to the business or reputation of the Company.
Upon the occurrence of events constituting Cause as defined in subsection (i) of this paragraph 4(b), the Company shall give the Executive advance notice of any such termination for Cause and shall provide the Executive with a reasonable opportunity to cure.
          (c) Voluntarily by the Executive. The Executive may terminate his employment by giving written notice thereof to the Company (which shall include without limitation the Executive’s giving of notice, pursuant to the second sentence of paragraph 1 above, of the Executive’s election not to renew the Employment Period), provided, however, that if Executive terminates his employment for Good Reason, such termination shall not be considered a voluntary termination by Executive and Executive shall be treated as if he had been terminated by the Company pursuant to paragraph 5(a) below. “Good Reason” means any of the following:
               (i) a reduction in the Executive’s Annual Base Salary, which is not accompanied by a similar reduction in annual base salaries of similarly situated executives of the Company; or
               (ii) a breach by the Company of this Agreement after Executive has given to the Company advance written notice of, and a reasonable opportunity to cure, any such breach.
          (d) Date of Termination. The “Date of Termination” means, as the case may be: (i) the date of the Executive’s death, (ii) the Disability Effective Date, (iii) the effective date of the termination of Executive’s employment by the Company for Cause, as set forth in a written notice from the Company, (iv) the effective date of the termination of Executive’s employment by the Company for any reason other than Cause or Disability, (v) the effective date of termination pursuant to any notice of termination of employment given to the Company by the Executive, or (vi) the final day of the Employment Period in the event of its non-renewal or automatic expiration.
     5. Obligations of the Company upon Termination.
          (a) By the Company Other Than for Cause or Disability. If the Company terminates the Executive’s employment prior to the expiration of the Employment Period other than for Cause or Disability, or if the Company gives a written notice of non-renewal of the Employment Period as provided in paragraph 1 above, the Company shall pay the Executive for any accrued but unused vacation as of the Date of Termination, and in addition shall, throughout the duration of the Employment Period:
               (i) continue to pay the Executive the Annual Base Salary and the Annual Bonus as in effect immediately before the Date of Termination, as and when such amounts would be paid in accordance with paragraphs 3(a) and (b) above, provided the amount of any Annual Bonus so paid shall equal the Target Annual Bonus, and
               (ii) continue to provide welfare benefits to the Executive and the Executive’s family at least as favorable as those that would have been provided to them under clause (d)(iii) of paragraph 3 above if the Executive’s employment had continued until the end of the Employment Period; provided, however, that with respect to any group medical and/or dental benefit plans in which the Executive and his family may be enrolled as of the Date of Termination (the “Health Plans), (x) the Company shall continue to provide coverage under such Health Plans for a period (the “Medical Continuation Period”) ending on the first anniversary of the Date of Termination, subsidized by the Company at the same employer-contribution rate applicable to peer executives enrolled in the same Health Plans, and (y) the Company may provide such coverage pursuant to the Executive’s COBRA rights subsequent to the Date of Termination; and provided further that during any period when the Executive is eligible to receive welfare benefits under another employer-provided plan, the benefits provided by the Company pursuant to this clause (ii) may be made secondary to those provided under such other plan.
          (b) Death. If the Executive’s employment is terminated by reason of the Executive’s death prior to expiration of the Employment Period, the Company shall make, within 30 days after the Date of Termination, a lump-sum cash payment to the Executive’s estate equal to the sum of (i) the Executive’s Annual Base Salary through the end of the calendar month in which death occurs, (ii) any earned and unpaid Annual Bonus for any calendar year ended prior to the Date of Termination and a prorated Target Annual Bonus for services rendered in the year of death up to the Date of Termination, (iii) any accrued but unpaid vacation pay through the end of the calendar month in which death occurs, and (iv) any other vested benefits to which the Executive is entitled, in each case to the extent not yet paid, except for any death benefit, in which case the death benefit shall be paid to Executive’s estate within seven (7) days following receipt of any such death benefit by the Company from the insurer.
          (c) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability prior to the expiration of the Employment Period in accordance with paragraph 4(a) hereof, the Company shall pay to the Executive or the Executive’s legal representative, as applicable, for the duration of the Employment Period (i) the Executive’s Annual Base Salary at the rate in effect immediately preceding the Date of Termination, provided that any such payments made to the Executive shall be reduced by the sum of the amounts, if any, payable to the Executive under any disability benefit plans of the Company or under the Social Security disability insurance program, (ii) any earned and unpaid Annual Bonus for any calendar year ended prior to the Date of Termination and a prorated Target Annual Bonus for services rendered in the calendar year in which the Date of Termination occurs, and (iii) any other vested benefits to which the Executive is entitled, in each case to the extent not yet paid, including, but not limited to accrued but unpaid vacation pay.
          (d) Cause; Voluntary Termination: If the Executive’s employment is terminated by the Company for Cause at any time, or if the Executive voluntarily terminates the Executive’s employment as provided in paragraph 4(c) above (“Voluntary Termination”), the Company shall pay the Executive (i) the Annual Base Salary through the Date of Termination, (ii) the Annual Bonus for any calendar year ended prior to the Date of Termination, and (iii) any other vested benefits to which the Executive is entitled, in each case to the extent not yet paid, including but not limited to accrued but unpaid vacation pay, and the Company shall have no further obligations to the Executive under this Agreement except as may be provided in paragraph 6(g) below with respect to Salary Continuation Payments.
     6. Protection of Company Assets.
          (a) Trade Secret and Confidential Information. The Executive recognizes and acknowledges that the acquisition and operation of, and the providing of consulting services for, parking facilities is a unique enterprise and that there are relatively few firms engaged in these businesses in the primary areas in which the Parking Companies operates. The Executive further recognizes and acknowledges that as a result of his employment with the Parking Companies, the Executive has had and will continue to have access to confidential information and trade secrets of the Parking Companies that constitute proprietary information that the Parking Companies are entitled to protect, which information constitutes special and unique assets of the Parking Companies, including without limitation (i) information relating to the Parking Companies’ manner and methods of doing business, including without limitation, strategies for negotiating leases and management agreements; (ii) the identity of the Parking Companies’ clients, customers, prospective clients and customers, lessors and locations, and the identity of any individuals or entities having an equity or other economic interest in any of the Parking Companies to the extent such identity has not otherwise been voluntarily disclosed by any of the Parking Companies; (iii) the specific confidential terms of management agreements, leases or other business agreements, including without limitation the duration of, and the fees, rent or other payments due thereunder; (iv) the identities of beneficiaries under land trusts; (v) the business, developments, activities or systems of the Parking Companies, including without limitation any marketing or customer service oriented programs in the development stages or not otherwise known to the general public; (vi) information concerning the business affairs of any individual or firm doing business with the Parking Companies; (vii) financial data and the operating expense structure pertaining to any parking facility owned, operated, leased or managed by the Parking Companies or for which the Parking Companies have or are providing consulting services; (viii) information pertaining to computer systems, including but not limited to computer software, used in the operation of the Parking Companies; and (ix) other confidential information and trade secrets relating to the operation of the Company’s business (the matters described in this sentence hereafter referred to as the “Trade Secret and Confidential Information”).
          (b) Customer Relationships. The Executive understands and acknowledges that the Company has expended significant resources over many years to identify, develop, and maintain its clients. The Executive additionally acknowledges that the Company’s clients have had continuous and long-standing relationships with the Company and that, as a result of these close, long-term relationships, the Company possesses significant knowledge of its clients and their needs. Finally, the Executive acknowledges the Executive’s association and contact with these clients is derived solely from his employment with the Company. The Executive further acknowledges that the Company does business throughout the United States and that the Executive personally has significant contact with the Company customers solely as a result of his relationship with the Company.
          (c) Confidentiality. With respect to Trade Secret and Confidential Information, and except as may be required by the lawful order of a court or government agency of competent jurisdiction, the Executive agrees that he shall:
               (i) hold all Trade Secret and Confidential Information in strict confidence and not publish or otherwise disclose any portion thereof to any person whatsoever except with the prior written consent of the Company;

               (ii) use all reasonable precautions to assure that the Trade Secret and Confidential Information are properly protected and kept from unauthorized persons;
               (iii) make no use of any Trade Secret and Confidential Information except as is required in the performance of his duties for the Company; and
               (iv) upon termination of his employment with the Company, whether voluntary or involuntary and regardless of the reason or cause, or upon the request of the Company, promptly return to the Company any and all documents, and other things relating to any Trade Secret and Confidential Information, all of which are and shall remain the sole property of the Company. The term “documents” as used in the preceding sentence shall mean all forms of written or recorded information and shall include, without limitation, all accounts, budgets, compilations, computer records (including, but not limited to, computer programs, software, disks, diskettes or any other electronic or magnetic storage media), contracts, correspondence, data, diagrams, drawings, financial statements, memoranda, microfilm or microfiche, notes, notebooks, marketing or other plans, printed materials, records and reports, as well as any and all copies, reproductions or summaries thereof.
               Notwithstanding the above, nothing contained herein shall restrict the Executive from using, at any time after his termination of employment with the Company, information which is in the public domain or knowledge acquired during the course of his employment with the Company which is generally known to persons of his experience in other companies in the same industry.
          (d) Assignment of Intellectual Property Rights. The Executive agrees to assign to the Company any and all intellectual property rights including patents, trademarks, copyright and business plans or systems developed, authored or conceived by the Executive while so employed and relating to the business of the Company, and the Executive agrees to cooperate with the Company’s attorneys to perfect ownership rights thereof in the Company or any one or more of the Company. This agreement does not apply to an invention for which no equipment, supplies, facility or Trade Secret and Confidential Information of the Company was used and which was developed entirely on the Executive’s own time, unless (i) the invention relates either to the business of the Company or to actual or demonstrably anticipated research or development of the Parking Companies, or (ii) the invention results from any work performed by the Executive for the Parking Companies.
          (e) Inevitable Disclosure. Based upon the Recitals to this Agreement and the representations the Executive has made in paragraphs 6(a) and 6(b) above, the Executive acknowledges that the Company’s business is highly competitive and that it derives significant value from both its Trade Secret and Confidential Information not being generally known in the marketplace and from their long-standing near-permanent customer relationships. Based upon this acknowledgment and his acknowledgments in paragraphs 6(a) and 6(b), the Executive further acknowledges that he inevitably would disclose the Company’s Trade Secret and Confidential Information, including trade secrets, should the Executive serve as director, officer, manager, supervisor, consultant, independent contractor, owner of greater than 1% of the stock, representative, agent, or executive (where the Executive’s duties as an employee would involve any level of strategic, advisory, technical, creative sales, or other similar input) for any person, partnership, joint venture, firm, corporation, or other enterprise which is a competitor of the Company engaged in providing parking facility management services because it would be impossible for the Executive to serve in any of the above capacities for such a competitor of the Company without using or disclosing the Company’s Trade Secret and Confidential Information, including trade secrets. The above acknowledgment concerning inevitable disclosure is a rebuttable presumption. Executive may, in particular circumstances, rebut the presumption by proving by clear and convincing evidence that the Executive would not inevitably disclose trade secret or confidential information were he to accept employment or otherwise act in a capacity that would arguably violate this Agreement.
          (f) Non-Solicitation. The Executive agrees that while he is employed by the Company and for a period of twelve (12) months after the Date of Termination (provided, however, that the Executive’s agreement pursuant to this paragraph (f) shall be unlimited in duration as to clause (ii) immediately below if the Executive shall voluntarily terminate his employment pursuant to paragraph 4(c) above), the Executive shall not, directly or indirectly:
               (i) without first obtaining the express written permission of the Company’s General Counsel which permission may be withheld solely in the Company’s discretion, directly or indirectly contact or solicit business from any client or customer of the Company with whom the Executive had any contact or about whom the Executive acquired any Trade Secret or Confidential Information during his employment with the Company or about whom the Executive has acquired any information as a result of his employment with the Company. Likewise, the Executive shall not, without first obtaining the express written permission of the Company’s General Counsel which permission may be withheld solely in the Company’s discretion, directly or indirectly contact or solicit business from any person responsible for referring business to the Company or who regularly refers business to the Company with whom the Executive had any contact or about whom the Executive acquired any Trade Secret or Confidential Information during his employment with the Company or about whom the Executive has acquired any information as a result of his employment with the Company. The Executive’s obligations set forth in this paragraph are in addition to those obligations and representations, including those regarding Trade Secret and Confidential Information and inevitable disclosure of the Trade Secret and Confidential Information of the Parking Companies set forth in this paragraph 6; or
               (ii) take any action to recruit or to directly or indirectly assist in the recruiting or solicitation for employment of any officer, employee or representative of the Parking Companies.
               It is not the intention of the Company to interfere with the employment opportunities of former employees except in those situations, described above, in which such employment would conflict with the legitimate interests of the Company. If the Executive, after the termination of his employment hereunder, has any question regarding the applicability of the above provisions to a potential employment opportunity, the Executive acknowledges that it is his responsibility to contact the Company so that the Company may inform the Executive of its position with respect to such opportunity.

          (g) Salary Continuation Payments. As additional consideration for the representation and restrictions contained in this paragraph 6, if (i) the termination of Executive’s employment occurs prior to the expiration of the Employment Period for any reason other than Cause or the Executive’s Voluntary Termination, or (ii) the Company gives a written notice of non-renewal of the Employment Period as provided in paragraph 1 above, then the Company agrees to pay Executive amounts which, when combined with all amounts payable by the Company pursuant to either clause (i) of paragraph 5(a) above or clauses (i) and (ii) of paragraph 5(c) above, will total Executive’s Annual Base Salary and Target Annual Bonus as in effect immediately preceding the Date of Termination for a period of twelve (12) months following the Date of Termination (the “Salary Continuation Payments”). The Salary Continuation Payments shall be payable as and when such amounts would be paid in accordance with paragraph 3(a) and (b) above. In the event of (i) the Company’s termination of the Executive’s employment for Cause, (ii) a Voluntary Termination by the Executive, or (iii) the automatic termination of the Employment Period when the Executive attains the age of sixty-five (65) as provided in paragraph 1 above, the Salary Continuation Payments shall be the total of (x) any and all amounts due the Executive by reason of and in accordance with the provisions of paragraph 5(d) above, plus (y) the sum of $50,000 payable in equal monthly installments of $4,166.67 over a 12-month period following the Date of Termination. If the Executive breaches this Agreement at any time during the twelve (12) month period following the Date of Termination, the Company’s obligation to continue any Salary Continuation Payments shall immediately cease, and the Executive shall immediately return to the Company all Salary Continuation Payments paid up to that time. The termination of Salary Continuation Payments shall not waive any other rights at law or equity which the Company may have against Executive by virtue of his breach of this Agreement. The Company’s obligation to make Salary Continuation Payments shall also cease with respect to periods after Executive’s death.
          (h) Remedies. The Executive acknowledges that the Company would be irreparably injured by a violation of the covenants of this paragraph 6 and agrees that the Company, or any one or more of the Parking Companies, in addition to any other remedies available to it or them for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of any of the provisions of this paragraph 6. If a bond is required to be posted in order for the Company or any one or more of the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not exceed a nominal sum. This paragraph shall be applicable regardless of the reason for the Executive’s termination of employment, and independent of any alleged action or alleged breach of any provision hereby by the Company. If at any time any of the provisions of this paragraph 6 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to duration, area, scope of activity or otherwise, then this paragraph 6 shall be considered divisible (with the other provisions to remain in full force and effect) and the invalid or unenforceable provisions shall become and be deemed to be immediately amended to include only such time, area, scope of activity and other restrictions, as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and the Executive expressly agrees that this Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

               (i) Attorneys’ Fees. In the event of litigation in connection with or concerning the subject matter of this Agreement, the prevailing party shall be entitled to recover all costs and expenses of litigation incurred by it, including attorneys’ fees and, in the case of the Company, reasonable compensation for the services of its internal personnel. In the event of a voluntary settlement of any dispute between the parties, each party shall bear its own costs and attorneys’ fees.
     7. Incorporation of Recitals. The Recitals set forth above are hereby incorporated as material terms of this Agreement.
     8. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).
     9. Notices. Any notice which any party shall be required or shall desire to serve upon the other shall be in writing and shall be delivered personally or sent by registered or certified mail, postage prepaid, or sent by facsimile or prepaid overnight courier, to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice):

In the case of Executive to:	Gerard M. Klaisle 1021 Prairie Avenue Park Ridge, IL 60068

In the case of the Company to:	Standard Parking Corporation 900 North Michigan Avenue Suite 1600 Chicago, Illinois 60611 Attention: General Counsel
     10.  Applicable Law; Submission to Jurisdiction. This Agreement shall be construed in accordance with the laws and decisions of the State of Illinois in the same manner applicable to contracts made and to be performed entirely within the State of Illinois and without regard to the conflict of law provisions thereof. Executive and the Company agree to submit himself and itself, as applicable, to the non-exclusive general jurisdiction of any United States federal or Illinois state court sitting in Chicago, Illinois and appellate courts thereof, in any legal action or proceeding relating to this Agreement or Executive’s employment with the Company.
     11.  Nonalienation. The interests of the Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive or the Executive’s beneficiary.

     12.  Amendment. This Agreement may be amended or cancelled only by mutual agreement of the parties in writing without the consent of any other person.
     13.  Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.
     14.  Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, of all or substantially all of the Company’s assets and business. The Executive’s duties hereunder are personal and may not be assigned.
     15. Entire Agreement. Except as otherwise noted herein, this Agreement, constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, either oral or in writing, if any, between the parties relating to the subject matter hereof.
     16.  Acknowledgement by Executive. The Executive has read and fully understands the terms and conditions set forth herein, has had time to reflect on and consider the benefits and consequences of entering into this Agreement and has had the opportunity to review the terms hereof with an attorney or other representative, if he so chooses. The Executive has executed and delivered this Agreement as his free and voluntary act, after having determined that the provisions contained herein are of a material benefit to him, and that the duties and obligations imposed on him hereunder are fair and reasonable and will not prevent him from earning a livelihood following the Date of Termination.
     IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the day and year first written above.

STANDARD PARKING CORPORATION
By:
James A. Wilhelm
President and Chief Executive Officer

EXECUTIVE:

Gerard M. Klaisle

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